Exhibit 99.1

For Immediate Release

VoIP, Inc. Completes WQN, Inc. Asset and Business Acquisition

Ft. Lauderdale, Fla., October 11, 2005 - VoIP, Inc. (VOII.OB), a global provider of advanced Voice over Internet communications services (VOIP), today announced that it has completed the acquisition of the VoIP business and assets of WQN, Inc. (NASDAQ: WQNI). The initial Asset Purchase Agreement was signed on Aug. 9, 2005. A WQN, Inc stockholders meting was held October, 4th 2005 at which the stockholders voted to approve the sale. The acquired assets and business will operate as a wholly owned subsidiary of VoIP, Inc.

WQN revenues in the first six months of 2005 were $15.6 million, a significant increase over the $4.8 million for the first six months of 2004. Wholesale telephony revenue for the first six months of 2005 increased to $10.2 million from the $72,000 earned for the same period of 2004. Retail telephony revenue was $5.3 million for the first six months of 2005, up from $0.4 million in the first six months of 2004. Revenues of the acquired business during 2004 were $15.2 million.

As part of the acquisition, VoIP, Inc. will issue a $3,700,000 Convertible Note, 1,250,000 shares of Common Stock and warrants to purchase 5,000,000 shares of Common Stock for nominal value. The Convertible Note will convert automatically into Convertible Preferred Stock after a charter amendment is approved by VoIP, Inc. Details of the acquisition will be contained in an 8-K filed expected to be filed today by VoIP, Inc.

VoIP, Inc.'s CEO Steven Ivester commented, "We're happy to complete this important acquisition, which substantially enhances our international VoIP business, and provides us with an additional 60,000 retail customers using various VoIP services that will be integrated onto our VoiceOne network. The average margin today on the $30 million in revenue from WQN is 3%, mainly because of outsourced network cost and the lack of network ownership. We will move the traffic to our Voice One(R) proprietary technology Network, and the move to our network should increase margins to as much as 17%.

Ivester continued; "We have made four acquisitions in the past eighteen months, and these acquisitions have given the company a consolidated sales level of approximately $50 million. The infrastructure is now in place to substantially increase our revenues. In addition, we have acquired a top rate management team, including many innovators of the VoIP Technology."

"The WQN Dallas and Los Angeles locations and their workforces fit nicely into our expansion plans and company culture. The Customer Service personnel that we have acquired enable us to provide additional services to our Service Provider customers. We look forward to building on this great foundation." stated Bill Burbank's, VoIP, Inc.'s chief operating officer.

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"We are excited about being part of the VoIP, Inc. family of companies," said
Andrea Munoz, Vice President of Customer Operations for WQN, Inc. WQN adds some great VoIP enhanced service applications to VoIP, Inc. as well as a premier customer support infrastructure. We expect that as soon as we are fully integrated with the VoiceOne Network, we will be able to reduce our costs and our customers will experience superior quality of service. Our team is looking forward to working with VoIP, Inc.'s group of forward thinking and aggressive talent."

WQN's enhanced services applications will be also sold under the company's VoiceOne Virtual Service Provider (VSP) offering. This service is a private-labeled VoIP solution that enables Service Providers to quickly deliver VOIP services to their retail subscribers and business customers without the cost of development or ownership. The VoiceOne enhanced services platform provides VSP customers with a hosted and managed ASP type solution. The Company's enhanced services platform provides services that support retail subscriber based VoIP solutions, a prepaid pin less ANI recognition solution, and IP Centrex to businesses. In addition, through this offering the Company can provide "company branded" customer care services and hardware (CPE) product fulfillment to the VSP's customer base.

Premier Product
---------------

The ANI Recognition calling platform known as EasyTalk is a generation beyond calling cards with rich ease of use features for consumers. Service Providers can private label this platform, customizing its web pages. Consumer features include PIN-less dialing, fast *1 recharge, speed dial, and quick query of current balance. In addition, Service Providers can specify many billing options and can opt for fraud screening services, customer support, use of the Company's payment processor and more.

About VoIP, Inc

VoIP, Inc. is an emerging global provider of advanced communications services utilizing Voice over Internet Protocol (VOIP) as its core technology component. Through its subsidiaries, the Company provides a comprehensive portfolio of advanced telecommunications technologies, enhanced services, broadband products, and fulfillment services to the VoIP industry. Customers include Inter Exchange Carriers (IXCs), Competitive Local Exchange Carriers (CLECs), Internet Service Providers (ISPs), Cable Operators and VoIP Service Providers in the United States and various countries around the world. Leveraging its nationwide Multi-Protocol Label Switching (MPLS) VoiceOne network, and the continued deployment of advanced communications services, the Company is enabling its customers worldwide to gain entry into this emerging space with products including voice termination/origination, e911, CALEA, Broadband Voice, IP Centrex, and more. For more information on the Company, please visit the Company's web site: http://www.voipinc.com.

Safe Harbor

Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward- looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic risks and uncertainties.

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Contact:
     S&S Public Relations
     Belinda Banks, 917-670-6918
     or
     HighTech PR, Inc.
     Tammy Snook, 407-667-9355
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Source: VoIP, Inc.